Exhibit 15

August 9, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We are aware that Monster Worldwide, Inc. has incorporated by reference in its previously filed open Registration Statements on Form S-8 (Nos. 333-81843, 333-63631, 333-50699, 333-18937 and 333-131899) its Form 10-Q for the quarter ended June 30, 2007, which includes our report dated August 6, 2007 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the “Act”), that report is not considered part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to August 6, 2007.

/s/ BDO SEIDMAN, LLP
New York, New York